Exhibit 10.12(i)
FIRST AMENDMENT TO SUBLEASE
     THIS FIRST AMENDMENT TO SUBLEASE (“First Amendment”) is entered into as of _Nov 3 , 2006, by and between ORACLE USA, INC., a Colorado corporation (“Sublandlord”) and ONYX PHARMACEUTICALS, INC., a Delaware corporation (“Subtenant”), with reference to the following facts.
     A. Sublandlord (as successor in interest to Siebel Systems, Inc.) and Subtenant are parties to that certain sublease dated August 5, 2004 (the “Sublease”), pursuant to which Sublandlord has subleased to Subtenant space currently containing approximately 23,222 rentable square feet (the “Original Subleased Premises”) on the twelfth (12th) floor of the building located at 2100 Powell Street, Emeryville, California (the “Building”).
     B. Subtenant has requested that additional space containing approximately 14,072 rentable square feet on the third (3rd) floor of the Building and comprised of (i) 4,144 rentable square feet of office space (the “Office Space”) and (ii) 9,928 rentable square feet of space located in the Building’s childcare facility (the “Childcare Space”), all as shown on Exhibit A-1 hereto (the Office Space and the Childcare Space being referred to herein collectively as the “Expansion Space”), be added to the Subleased Premises and that the Sublease be appropriately amended and Sublandlord is willing to do the same on the following terms and conditions.
     C. The Sublease by its terms shall expire on February 10, 2010 (“Prior Termination Date”), and the parties desire to extend the term of the Sublease, all on the following terms and conditions.
     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:
     1. Expansion.
          (a) Delivery of Expansion Space. Effective as of the date that Sublandlord delivers vacant possession of the Expansion Space to Subtenant in broom clean condition (the “Expansion Effective Date”) which date is anticipated to occur immediately following the mutual execution and delivery of this First Amendment, the Subleased Premises, as defined in the Sublease, is increased to 37,294 rentable square feet on the twelfth (12th) and third (3rd) floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Subleased Premises and the Expansion Space, collectively, shall be deemed the Subleased Premises, as defined in the Sublease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (as hereinafter defined). The Expansion Space is subject to all the terms and conditions of the Sublease except as expressly modified herein and except that Subtenant shall not be entitled to receive any allowances, abatements or other financial concessions of an inducement nature granted with respect to the Original Subleased Premises unless such concessions are expressly provided for herein with respect to the Expansion Space. The Expansion Effective Date shall be delayed to the extent that Sublandlord fails to deliver vacant possession of the Expansion Space in broom clean condition for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Sublandlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Extended Termination Date shall not be similarly extended.
          (b) Construction Contingency. This First Amendment is conditioned upon (i) both Sublandlord and Master Landlord approving (A) Subtenant’s proposed architect and general contractor for the design and construction of Subtenant’s initial improvements within the Expansion Space, said architect and general contractor being specified in Exhibit B attached hereto and (B) the preliminary space plan depicting such initial improvements, which is attached hereto as Exhibit C (“Preliminary Plans”) and (ii) Landlord and Sublandlord waiving any requirement that Subtenant’s initial improvements to the Expansion Space be removed upon the expiration or sooner termination of the Sublease based upon review of the Preliminary Plans, provided that Subtenant’s initial improvements in the Expansion Space do not vary materially from the Preliminary Plans (“Construction Contingency”). In connection therewith, Subtenant agrees to promptly provide Sublandlord or Master Landlord, as the case may be, with such additional information regarding Subtenant’s architect, contractor, and Preliminary Plans as Sublandlord or Master Landlord may reasonably request and to cooperate in good faith with the efforts of Sublandlord and/or Master Landlord to evaluate same. If, despite Subtenant’s compliance with the immediately preceding sentence, the Construction Contingency is not satisfied on or before the date that is thirty (30) days following the date of mutual execution and delivery of this First Amendment, Subtenant shall have the right to rescind this First Amendment by written notice delivered to Sublandlord at any time prior to satisfaction of the Construction Contingency. If Subtenant so elects to rescind this First Amendment, the parties shall have no further rights or obligations hereunder, but the Sublease shall remain in full force and effect, without amendment. The Construction Contingency is solely for the benefit of Subtenant and may only be waived by Subtenant.
     2. Extension. The Term of the Sublease is hereby extended such that it will expire on March 31, 2013 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Sublease. That portion of the term of the Sublease commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.
     3. Base Rent.
          (a) Original Subleased Premises Through Prior Termination Date. The Base Rent and all other charges under the Sublease shall be payable as provided therein with respect to the Original Subleased Premises through and including the Prior Termination Date.
          (b) Original Subleased Premises From and After Extension Date. As of the Extension Date, the schedule of Base Rent payable with respect to the Original Subleased Premises during the Extended Term is the following:

	Monthly Rate Per
Period	Square Foot	Monthly Base Rent
February 11, 2010 - December 31, 2010	$2.62	$60,841.64
January 1, 2011 - December 31, 2011	$2.67	$62,002.74
January 1, 2012 - December 31, 2012	$2.75	$63,860.50
January 1, 2013 - March 13, 2013	$2.83	$65,718.26
          (c) Expansion Space. Commencing as of the date that is one hundred twenty (120) days following the later to occur of (x) the Expansion Effective Date and (y) the date upon which Landlord and Sublandlord have approved (or are deemed to have approved) the Plans, (the “Expansion Rent Commencement Date”), Subtenant shall pay Base Rent with respect to the Expansion Space as follows (in the following chart, the term “Anniversary” refers to an anniversary of the Expansion Effective Date):

	Monthly Rate Per
Period	Square Foot	Monthly Base Rent
Expansion Rent Commencement Date - Date immediately preceding First (1st) Anniversary	$2.40	$33,722.80
First (1st) Anniversary - Date immediately preceding Second (2nd) Anniversary	$2.47	$34,757.84
Second (2nd) Anniversary - Date immediately preceding Third (3rd) Anniversary	$2.54	$35,742.88
Third (3rd) Anniversary - Date immediately preceding Fourth (4th) Anniversary	$2.62	$36,868.64
Fourth (4th Anniversary - Date immediately preceding Fifth (5th) Anniversary	$2.67	$37,572.24
Fifth (5th) Anniversary - Date immediately preceding Sixth (6th) Anniversary	$2.75	$38,698.00
Sixth (6th) Anniversary - March 13, 2013	$2.83	$39,823.76
Upon the determination of the Expansion Rent Commencement Date, the parties will promptly enter into a letter agreement setting forth the actual Expansion Rent Commencement Date. Notwithstanding the foregoing to the contrary, (i) Subtenant will pay to Sublandlord one month’s Base Rent for the Expansion Space within five (5) business days after satisfaction of the Construction Contingency; said pre-paid Base Rent will be applied towards Base Rent payable for the Expansion Space as of the Expansion Rent Commencement Date; and (ii) the Expansion Rent Commencement Date will be delayed on a day for day basis for each day that Subtenant is prevented from commencing and completing Subtenant’s initial improvements in the Expansion Space as a result of (x) the negligence or willful misconduct of Sublandlord or (y) Sublandlord’s acts or omissions in violation of this First Amendment (the parties acknowledge that the acts or omissions of Landlord will not, for the purpose of this provision, be attributable to Sublandlord) or (z) the performance by Sublandlord of the work described in clause (y) of Section 7(a)(i) below; provided, however, that Subtenant will give prompt notice to Sublandlord of any claimed delay caused by Sublandlord, and if such delay is cured within two (2) business days following delivery of such notice, there will be no adjustment in the Expansion Rent Commencement Date.
     4. Additional Security Deposit.
          (a) Generally. Within five (5) business days after satisfaction of the Construction Contingency, Subtenant shall pay Sublandlord the sum of $202,636.00 which shall be added to and become part of the Security Deposit held by Sublandlord as provided under Section 5 of the Sublease. Upon payment of said sum to Sublandlord, the Security Deposit shall be increased from $49,927.30 to $250,503.30.
          (b) Letter of Credit.
               (i) Initial Letter of Credit. At Subtenant’s option, the Security Deposit may be in the form of an unconditional, irrevocable, transferable standby letter of credit (the “Initial Letter of Credit”) substantially in the form attached hereto as Exhibit D in the amount of $202,636.00 and issued by a financial institution acceptable to Landlord (which must have a credit rating of “AA” or better from both Moody’s and Standard & Poor’s), as security for the full and faithful performance of Subtenant’s obligations under this Sublease. Sublandlord may draw upon the Initial Letter of Credit or any Replacement Letter of Credit (as that term is defined below) on or after the occurrence of either: (i) an uncured event of default under this Sublease; (ii) any failure by Subtenant to deliver to Sublandlord a Replacement Letter of Credit as and when required pursuant to this Section 4; (iii) an uncured failure by Subtenant to perform one or more of its obligations under this Sublease and the existence of circumstances in which Sublandlord is enjoined or otherwise prevented by operation of law from giving to Subtenant a written notice which would be necessary for such failure of performance to constitute an event of default, or (iv) the appointment of a receiver to take possession of all or substantially all of the assets of Subtenant, or an assignment of Subtenant for the benefit of creditors, or any action taken or suffered by Subtenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted; provided that in the event of (i) or (iii), Sublandlord may, at Sublandlord’s sole option, draw upon a portion of the face amount of the Initial Letter of Credit or any Replacement Letter of Credit, as applicable, as required to compensate Sublandlord for damages incurred (with subsequent demands at Sublandlord’s sole election as Sublandlord incurs further damage).
               (ii) Delivery of Replacement Letter of Credit. Subtenant shall deliver to Sublandlord a new letter of credit (a “Replacement Letter of Credit”) at least thirty (30) days prior to the expiry date of the Initial Letter of Credit or of any Replacement Letter of Credit held by Sublandlord. Each Replacement Letter of Credit delivered by Subtenant to Sublandlord shall: (i) be issued by a banking institution acceptable to Sublandlord in its reasonable judgment; (ii) be in the same form as the letter of credit attached to this Sublease as Exhibit D; (iii) bear an expiry date not earlier than one (1) year from the date when such Replacement Letter of Credit is delivered to Sublandlord; and (iv) be in an amount not less than the amount specified in Section 4(a). Upon the delivery to Sublandlord of a Replacement Letter of Credit as described in this Section 4, Sublandlord shall return to Subtenant the Initial Letter of Credit or any previous Replacement Letter of Credit then held by Sublandlord.
               (iii) Draw Upon Letter of Credit. All proceeds of a draw upon of the Initial Letter of Credit or any Replacement Letter of Credit shall be, at Sublandlord’s sole election, either: (i) applied by Sublandlord to damages incurred by Sublandlord as a result of the event giving rise to the draw, or (ii) held by Sublandlord as a security deposit, and, at the sole election of Sublandlord, applied on one or more occasions to remedy failures on the part of Subtenant in the payment of Rent, to repair damages to the Subleased Premises caused by Subtenant and to clean the Subleased Premises.
               (iv) Sublandlord’s Transfer. If Sublandlord conveys or transfers its interest in the Subleased Premises and, as a part of such conveyance or transfer, Sublandlord assigns its interest in this Sublease: (i) the Initial Letter of Credit or any Replacement Letter of Credit shall be transferred to Sublandlord’s successor; (ii) upon such transfer, Sublandlord shall be released and discharged from any further liability to Subtenant with respect to such Initial Letter of Credit and any Replacement Letter of Credit; and (iii) any Replacement Letter of Credit thereafter delivered by Subtenant shall state the name of the successor to Sublandlord as the beneficiary of such Replacement Letter of Credit and shall contain such modifications in the text of the Replacement Letter of Credit as are required to appropriately reflect the transfer of the interest of Sublandlord in the Premises.
     5. Subtenant’s Share. Commencing as of the Expansion Effective Date, Subtenant’s Share for the Expansion Space will be 4.72%.
     6. Pass Through Costs.
          (a) Original Subleased Premises for the Extended Term. Commencing with the Extension Date, Subtenant shall pay for Subtenant’s Share of Pass Through Costs applicable to the Original Subleased Premises in accordance with the terms of the Sublease.
          (b) Expansion Space From Expansion Effective Date. Commencing as of January 1, 2008, Subtenant shall pay for Subtenant’s Share (as described in Section 5 above) of Pass Through Costs applicable to the Expansion Space in accordance with the terms of the Sublease, provided, however, the Base Year for the computation of Subtenant’s Share of Pass Through Costs applicable to the Expansion Space only shall be the calendar year 2007.
     7. Improvements to Expansion Space.
          (a) Condition of Expansion Space.
               (i) “As-Is” Acceptance. Subtenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Sublandlord to perform any alterations, repairs or improvements; provided, however, that (x) the Expansion Space shall be delivered in broom clean condition and (y) Sublandlord will be responsible for the removal of all childcare related improvements (electrical and plumbing) located below the third (3rd) floor (i.e., in the ceiling of the second (2d) floor) and currently serving the Childcare Space at Sublandlord’s sole cost and expense, pursuant to plans and specifications mutually approved by Sublandlord and Subtenant (Sublandlord may perform such work prior to or following the Expansion Effective Date). Notwithstanding the provisions of clause (y) of the immediately preceding sentence to the contrary, if Subtenant desires that Sublandlord leave some portions of the pre-existing childcare-related improvements (electrical or plumbing) intact, rather than remove the same (for example, if Subtenant intends to install a kitchen facility where the prior occupant’s kitchen facility was located, Subtenant may desire to have the existing drain and associated plumbing remain in place), Subtenant may notify Sublandlord, on or before November 1, 2006 of the items which Subtenant desires that Sublandlord not remove, and Sublandlord will leave such items in place.
               (ii) Allowance. Provided Subtenant is not in monetary default beyond applicable cure periods under the Sublease (as amended hereby), Sublandlord agrees to contribute $684,960.00 (approximately $68.99 per rentable square foot in the Childcare Space) (the “Allowance”) toward the cost of design and construction of improvements to be constructed by Subtenant in the Expansion Space (including the acquisition and installation of telephone and data cabling). The Allowance shall be paid to Subtenant in periodic disbursements within thirty (30) days after Sublandlord’s receipt of the following documentation: 1) a request for payment containing true, correct and complete copies of invoices from Subtenant’s contractors or vendors covering all work for which disbursement is to be made to a date specified therein; 2) with respect to Subtenant’s improvements, a certification from an AIA architect substantially in the form of the architect’s certificate for payment which is located on AIA Document G702; and 3) from the general contractor, and each subcontractor or material supplier providing services or supplies costing in excess of Fifty Thousand Dollars ($50,000.00), conditional waivers of liens for progress payments and unconditional waiver of liens for final payment which shall cover all work for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state of California; notwithstanding anything herein to the contrary, Sublandlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured monetary default under the Sublease (as amended hereby), and Sublandlord’s obligation to disburse shall only resume when and if such monetary default is cured.
               (iii) Additional Allowance. If the estimated cost of designing and constructing improvements in the Expansion Space exceeds the Allowance, Subtenant may elect to borrow up to $140,720.00 (i.e., $10.00 per rentable square foot in the Expansion Space) (the “Additional Allowance”) from Sublandlord in order to finance Subtenant’s expenditure of over-Allowance amounts in the improvement of the Expansion Space (including the installation of cabling). Subtenant shall not be entitled to any of the Additional Allowance as a reimbursement for the acquisition of personal property. If, following receipt of the construction bids or upon completion of Subtenant’s improvements, Subtenant so desires to borrow all or any portion of the Additional Allowance, Subtenant will submit to Sublandlord a request for payment, including in such request the items described in clauses (1) through (3) of Section 7(a)(ii) above with respect to any costs for which Subtenant desires payment. In either event, Subtenant must make its election as to whether or not to borrow any Additional Allowance on or before March 31, 2007. Any Additional Allowance borrowed by Subtenant pursuant to the provisions of this Section 7(a)(iii) shall be repaid to Sublandlord as additional Base Rent in equal monthly installments over the then remaining (as of the date of Subtenant’s disbursement of the Additional Allowance) portion of the Term (as extended pursuant to Section 2 above), together with interest at an annual rate equal to seven percent (7%), all as determined in accordance with a standard payment schedule prepared by Sublandlord after the disbursement of the Additional Allowance, such repayment to commence as of the first day of the calendar month next succeeding the calendar month in which Sublandlord funds the Additional Allowance. If, however, Subtenant is in monetary default under the Sublease (as amended hereby) after the expiration of applicable cure periods, the entire unamortized balance of any

Additional Allowance borrowed by Subtenant shall become immediately due and payable and, except to the extent required by applicable law, shall not be subject to mitigation or reduction in connection with a reletting of the Subleased Premises by Sublandlord, and, if such unamortized Additional Allowance is so paid by Subtenant, Subtenant’s Base Rent payable thereafter shall be reduced as necessary to reflect the fact that Base Rent will no longer include as a component the repayment of Additional Allowance.
               (iv) Failure to Deliver. If Sublandlord fails to timely deliver any disbursement of the Allowance or Additional Allowance, Subtenant may send a notice to Sublandlord, which notice must contain the following disclaimer in boldface, capitalized type: “NOTICE — SECOND REQUEST FOR DISBURSEMENT OF ALLOWANCE PURSUANT TO SECTION 7(a) OF FIRST AMENDMENT TO SUBLEASE — FAILURE TO TIMELY DISBURSE ALLOWANCE OR ADDITIONAL ALLOWANCE MAY RESULT IN OFFSET AGAINST RENT PAYABLE UNDER SUBLEASE.” If Sublandlord fails to make the requested disbursement within ten (10) business days after delivery of such second notice, Subtenant shall be entitled to deduct the amount of the unpaid disbursement from the Base Rent next due under the Sublease, until Subtenant has received a deduction (and/or payment from Sublandlord) for the full amount owing, provided that Subtenant promptly delivers notice to Sublandlord specifying the deduction to be made by Subtenant.
               (v) Landlord’s Construction Administration Fee. Pursuant to the provisions of Section 12.B of the Original Lease, Landlord imposes an administration fee on Alterations (as defined in the Master Lease) in the amount equal to ten percent (10%) of the cost of the Alterations. Sublandlord is currently negotiating with Landlord to reduce Landlord’s administration fee and agrees that Sublandlord will bear any portion of such administration fee which is imposed with respect to Subtenant’s initial improvements to the Expansion Space in excess of five percent (5%) of the cost of such initial improvements.
          (b) Responsibility for Improvements to Expansion Space. Any construction, alterations or improvements to the Expansion Space shall be performed by Subtenant at its sole cost and expense (subject to the application of the Allowance and, if applicable, any Additional Allowance) using a general contractor selected by Subtenant and reasonably approved by Sublandlord and shall be governed in all respects by the provisions of Section 10 of the Sublease and Article 12 of the Original Lease. Any delay in the completion of initial improvements to the Expansion Space shall not subject Sublandlord to any liability for any loss or damage resulting therefrom. Subtenant expressly acknowledges that Sublandlord has agreed to provide the Allowance (and the Additional Allowance) based upon the expectation that Subtenant will improve the Expansion Space in a manner that will convert all of the Expansion Space into class “A” office space; the parties agree that class “A” office space may include typical “break room” areas. Accordingly, Subtenant acknowledges that Sublandlord’s approval of the plans and specifications for the initial improvement of the Expansion Space (“Plans”) may be withheld if Sublandlord reasonably determines that said Plans do not reflect the construction of class “A” office space throughout the entire Expansion Space. For purposes of this paragraph, Subtenant will be deemed to be converting the Expansion Space into class “A” office space if the layout and tenant improvements are reasonably comparable to the layout and tenant improvements presently existing in the Original Subleased Premises or other office space in the Building or Project. Sublandlord shall reasonably approve or disapprove of the Plans within ten (10) business days after receipt. If Sublandlord disapproves of the Plans, Sublandlord shall state the reason for its disapproval with specificity, and recommend any modifications that would make the proposed improvements acceptable to Sublandlord. If Sublandlord fails to respond in writing within ten (10) business days, Subtenant may send a second notice to Sublandlord, which notice must contain the following disclaimer in bold face, capitalized type: “NOTICE — SECOND REQUEST FOR CONSENT PURSUANT TO SECTION 7(b) OF FIRST AMENDMENT TO SUBLEASE — FAILURE TO TIMELY RESPOND MAY RESULT IN DEEMED APPROVAL OF ALTERATIONS.” If Sublandlord fails to respond in writing within three (3) business days after delivery of such second notice, the Plans shall be deemed approved by Sublandlord. Sublandlord shall promptly submit the approved Plans to Master Landlord and exercise diligent efforts to obtain Master Landlord’s approval thereof as soon as possible.
     8. Parking. From and after the date of this First Amendment, Subtenant shall have the right to use 3.0 spaces per every 1,000 rentable square feet in the Expansion Space from the parking rights granted to Sublandlord under the Master Lease, in accordance with the terms and provisions of Section 2.4 of the Sublease.
     9. Access Control System. Sublandlord currently has an access control system monitoring access to the Expansion Space, which is monitored by a stand-alone system. There are card readers installed throughout the Expansion Space which are part of Sublandlord’s access control system. Sublandlord will no longer monitor said access control system, but will leave all such card readers in place; Subtenant shall not damage, alter or remove such card readers, and shall reimburse Sublandlord for the cost to repair any damage to any such card readers caused by Subtenant’s use or occupancy of the Expansion Space.
     10. Eleventh Floor Space. Kaiser Foundation Health Plan, Inc. (“Kaiser”) currently subleases from Sublandlord approximately 23,249 rentable square feet of space located on the eleventh (11th) floor of the Building, as more particularly described in Exhibit A-2 attached hereto (the “Eleventh Floor Space”). The term for Kaiser’s lease of the Eleventh Floor Space is scheduled to expire as of September 3, 2009; however, Kaiser has an option to extend the term of its sublease with respect to the Eleventh Floor Space by delivering notice of exercise to Sublandlord on or before September 30, 2008. If Subtenant desires to relocate from the Expansion Space to the Eleventh Floor Space, Subtenant may deliver notice to Sublandlord at any time after September 30, 2008, and prior to February 15, 2009, inquiring as to whether Kaiser exercised its option to extend the term of its sublease for the Eleventh Floor Space or otherwise extended the term of its sublease for the Eleventh Floor Space (“Initial Eleventh Floor Notice”). If Subtenant timely delivers an Initial Eleventh Floor Notice, Sublandord will notify Subtenant within ten (10) business days after receipt of such Initial Eleventh Floor Notice as to whether Kaiser has extended the term of its sublease for the Eleventh Floor Space. If as of the date of Landlord’s response, Kaiser has not extended the term of its sublease for the Eleventh Floor Space, then at Subtenant’s request, Sublandlord will allow Subtenant and its consultants to inspect the Eleventh Floor Space. If Kaiser fails to extend the term of its sublease for the Eleventh Floor Space (either by exercise of its option to extend or otherwise), and provided that Subtenant is not then in default under the Sublease (as amended hereby) after the expiration of applicable cure periods, Sublandlord will notify Subtenant of Kaiser’s failure to extend, and Subtenant shall have the right, to be exercised by irrevocable written notice (“Eleventh Floor Exercise Notice”) delivered to Sublandlord on or before the date that is fifteen (15) business days following the delivery of such notice by Sublandlord (during which fifteen (15) business day period Subtenant will once again be afforded the opportunity to tour the Eleventh Floor Space), to relocate from the Expansion Space to the Eleventh Floor Space, effective promptly following Kaiser’s vacancy of the Eleventh Floor Space (assumed to be on or about September 3, 2009). In the event that Subtenant timely delivers an Eleventh Floor Exercise Notice, Sublandlord will promptly prepare an amendment to the Sublease pursuant to which the Eleventh Floor Space will be substituted for the Expansion Space. Said amendment shall provide, among other things, that the Eleventh Floor Space must be delivered to Subtenant in broom clean condition. From and after the date of such relocation, Subtenant will pay as Base Rent for the Eleventh Floor Space the same rate(s) per rentable square foot per month as would have been payable by Subtenant for the Expansion Space as described in Section 3(c) above and Subtenant’s lease of the Eleventh Floor Space shall otherwise be on the same terms and conditions applicable to the Expansion Space, other than payment of the Allowance and Additional Allowance. If Subtenant fails to timely deliver either an Initial Eleventh Floor Notice or an Eleventh Floor Exercise Notice, Subtenant’s rights under this Section 10 will be null and void and of no further force or effect.
     11. Furniture Allowance.
          (a) Generally. Provided Subtenant is not in monetary default beyond applicable cure periods under the Sublease (as amended hereby), Sublandlord agrees to provide to Subtenant an allowance to be applied towards the purchase of furniture for use in the Expansion Space, up to a maximum amount of one hundred ten thousand dollars ($110,000.00) (the “Furniture Allowance”). The Furniture Allowance shall be paid to Subtenant within thirty (30) days after Sublandlord’s receipt of a request for payment from Subtenant, containing true, correct and complete copies of invoices from Subtenant’s vendors covering the purchase price of furniture to be installed in the Expansion Space. The Furniture Allowance shall not be applied towards the cost of improvements in the Expansion Space or the purchase of any other personal property of Subtenant. If and to the extent that Subtenant fails to submit invoices for all of the Furniture Allowance as of June 30, 2007, any remaining unused Furniture Allowance shall be deemed waived by Subtenant. If and to the extent that the cost of Subtenant’s purchase of furniture for use in the Expansion Space exceeds the Furniture Allowance, Subtenant shall be solely responsible for such cost. Subtenant will be solely responsible for installing all wiring and cabling necessary for the installation and use of any such furniture (which wiring and cabling will be removed by Subtenant at the expiration of the Extended Term or the sooner termination of the Sublease).
          (b) Sublandlord’s Purchase Option. If Subtenant occupies the Eleventh Floor Space pursuant to the provisions of Section 10 above, or otherwise, and provided that the furniture and equipment currently located in the Eleventh Floor Space is delivered with the Eleventh Floor Space to Subtenant (in its existing condition, subject to reasonable wear and tear) for Subtenant’s use at no additional cost or charge, Sublandlord shall have the right to purchase from Subtenant any furniture purchased by Subtenant for use in the Expansion Space (including but not limited to furniture purchased with the proceeds of the Furniture Allowance, as well additional furniture purchased by Subtenant) at the then-applicable fair market value of such furniture. In order to exercise such right, Sublandlord shall notify Subtenant of such exercise by written notice to Subtenant delivered at least thirty (30) days prior to the date upon which Subtenant is scheduled to occupy the Eleventh Floor Space. In such event, the parties shall meet and confer in a diligent, good faith effort to determine the applicable fair market value of such furniture. If the parties are unable to agree upon the applicable fair market value of such furniture within twenty (20) days following their initial meeting, either party may require that the fair market value be established by a mutually acceptable furniture liquidator, whose fees will be shared equally by the parties, and whose determination as to the applicable fair market value for the furniture (and hence, the purchase price for Sublandlord’s acquisition of the furniture) shall be final and binding. Upon determination of the purchase price for such furniture, and payment by Sublandlord, Subtenant will deliver a bill of sale to Sublandlord transferring ownership of the furniture in its then as”-is” condition, free of third party liens or claims and without warranty, expressed or implied.
     12. Master Lease. In modification of Section 16.4 of the Sublease, Sublandlord agrees that if Sublandlord voluntarily terminates the Master Lease (other than pursuant to casualty, condemnation or a default on the part of Master Landlord), Sublandlord shall (x) assign its interest in the Sublease (as amended hereby) to Master Landlord and Master Landlord will assume the obligations of Sublandlord or (y) arrange for Subtenant to enter into a direct lease with Master Landlord on the same terms and conditions set forth in the Sublease (as amended hereby). Additionally, in such event, at Subtenant’s request, Sublandlord will transfer ownership of the Furniture (defined in the Sublease) to Subtenant in the manner described in Section 16.4 of the Sublease. Subtenant expressly acknowledges that if Sublandlord complies with the terms of the first sentence of this Section 12, Sublandlord shall have no obligation to pay the “Base Rent Differential” pursuant to the provisions of Section 16.4 of the Sublease or otherwise provide Subtenant with a non-disturbance agreement from Master Landlord.
     13. Miscellaneous.
          (a) This First Amendment and the attached exhibits, which are hereby incorporated into and made a part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Subtenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Subleased Premises, or any similar economic incentives that may have been provided Subtenant in connection with entering into the Sublease, unless specifically set forth in this First Amendment. Subtenant agrees that neither Subtenant nor its agents or any other parties acting on behalf of Subtenant shall disclose any matters set forth in this First Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Sublandlord.
          (b) Except as herein modified or amended, the provisions, conditions and terms of the Sublease shall remain unchanged and in full force and effect.
          (c) In the case of any inconsistency between the provisions of the Sublease and this First Amendment, the provisions of this First Amendment shall govern and control.
          (d) Submission of this First Amendment by Sublandlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Subtenant. Sublandlord shall not be bound by this First Amendment until Sublandlord has executed and delivered the same to Subtenant.
          (e) The capitalized terms used in this First Amendment shall have the same definitions as set forth in the Sublease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.
          (f) Subtenant hereby represents to Sublandlord that Subtenant has dealt with no broker in connection with this First Amendment other than Aegis Realty Partners, whose commission shall be paid by Sublandlord pursuant to a separate agreement. Subtenant agrees to indemnify and hold Sublandlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Subtenant in connection with this First Amendment. Sublandlord hereby represents to Subtenant that Sublandlord has dealt with no broker in connection with this First Amendment. Sublandlord agrees to indemnify and hold Subtenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Sublandlord in connection with this First Amendment.
          (g) Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
     14. Master Landlord’s Consent. This First Amendment is expressly conditioned upon Sublandlord’s obtaining the prior written consent hereto by Master Landlord upon terms and conditions acceptable to Subtenant in its reasonable discretion; Subtenant agrees that if Master Landlord’s consent is in the form of Exhibit E attached hereto, such consent will be acceptable to Subtenant. Sublandlord shall use diligent efforts to obtain the consent of Master Landlord to this First Amendment, and shall pay any fee imposed by Master Landlord in connection with obtaining such consent. If Sublandlord has not obtained Master Landlord’s consent upon terms and conditions acceptable to Subtenant, in its reasonable discretion, on or before November 30, 2006, Subtenant shall have the right to rescind this First Amendment by written notice delivered to Sublandlord on or before December 15, 2006.
     IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this First Amendment as of the day and year first above written.

SUBLANDLORD:

ORACLE USA, INC., a Colorado corporation

By:	/s/ Randall W. Smith

Name: Randall W. Smith
Its: Vice President, Real Estate and Facilities

SUBTENANT:

ONYX PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Greg W. Schafer

Name: Greg W. Schafer
Title: Vice President and Chief Financial Officer

EXHIBIT A-1
OUTLINE AND LOCATION OF EXPANSION SPACE

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EXHIBIT A-2
OUTLINE AND LOCATION OF ELEVENTH FLOOR SPACE
[Figure]

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EXHIBIT B
SUBTENANT’S ARCHITECT AND GENERAL CONTRACTOR
Architect — Gicklhorn Lazzarotto Partners
General Contractor: One of the following:
1.	BCCI

2.	Wilcox Construction

3.	Peacock Construction

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EXHIBIT C
PRELIMINARY SPACE PLAN
[Figure]

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EXHIBIT D
FORM OF LETTER OF CREDIT
ISSUING BANK
ADDRESS OF ISSUING BANK
DATE:
IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

BENEFICIARY:	APPLICANT:

AMOUNT: USD $
EXPIRATION:                      AT OUR COUNTERS
WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER                      WHICH IS AVAILABLE WITH [ISSUING BANK] BY PAYMENT AGAINST PRESENTATION OF THE ORIGINAL OF THIS LETTER OF CREDIT AND YOUR DRAFTS AT SIGHT DRAWN ON [ISSUING BANK] AT THE ADDRESS ABOVE, ACCOMPANIED BY THE DOCUMENTS DETAILED BELOW:
A LETTER SIGNED BY A PURPORTED AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY STATING THAT BENEFICIARY IS ENTITLED TO DRAW ON THIS LETTER OF CREDIT PURSUANT TO THAT SUBLEASE AGREEMENT BETWEEN                      AND                     , AS IT MAY BE AMENDED.
THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR WRITTEN CONSENT OF BENEFICIARY.
SPECIAL CONDITIONS:
THIS LETTER OF CREDIT SHALL AUTOMATICALLY RENEW WITHOUT AMENDMENT FOR AN ADDITIONAL ONE YEAR PERIOD FROM THE CURRENT OR FOR ANY FUTURE EXPIRATION DATE, UNLESS WE SHALL NOTIFY YOU IN WRITING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE THAT THIS LETTER OF CREDIT WILL NOT BE RENEWED. FOLLOWING SUCH NOTIFICATION AND PRIOR TO THE EXPIRATION OF THIS LETTER OF CREDIT, YOU MAY DRAW UPON THIS LETTER OF CREDIT BY PRESENTATION OF THE SIGHT DRAFT(S) MENTIONED ABOVE, ACCOMPANIED BY A LETTER SIGNED BY A PURPORTED AUTHORIZED REPRESENTATIVE OF BENEFICIARY STATING THAT BENEFICIARY HAS NOT BEEN PRESENTED WITH A SUBSTITUTE LETTER OF CREDIT IN THE SAME PRINCIPAL AMOUNT, AND ON THE SAME TERMS AS THIS LETTER OF CREDIT FROM AN ISSUER REASONABLY SATISFACTORY TO YOU.
THIS LETTER OF CREDIT IS TRANSFERABLE AND MAY BE TRANSFERRED ONE OR MORE TIMES BY THE NAMED BENEFICIARY HEREUNDER OR BY ANY TRANSFEREE

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HEREUNDER TO A SUCCESSOR TRANSFEREE. TRANSFER OF THIS LETTER OF CREDIT IS SUBJECT TO OUR RECEIPT OF BENEFICIARY’S INSTRUCTIONS IN THE FORM ATTACHED AS EXHIBIT A, ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
PARTIAL DRAWS ARE ALLOWED UNDER THIS LETTER OF CREDIT.
THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 AND ENGAGES US PURSUANT TO THE TERMS THEREIN.

[ISSUING BANK]

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

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EXHIBIT E
FORM OF CONSENT
LANDLORD CONSENT TO FIRST AMENDMENT TO SUBLEASE
     THIS LANDLORD CONSENT TO FIRST AMENDMENT TO SUBLEASE (“Consent Agreement”) is entered into as of the ___day of ___, 2006, by and among CA-WATERGATE TOWER IV LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), ORACLE USA, INC., a Colorado corporation (“Sublandlord”), and ONYX PHARMACEUTICALS, a Delaware corporation (“Subtenant”).
RECITALS:
     A. Landlord, (as successor in interest to MV Golden State Emeryville, LLC, a Delaware limited liability company, as successor in interest to Spieker Properties, L.P., a California limited partnership), as landlord, and Sublandlord (as successor-in-interest to Siebel Systems, Inc.), as tenant, are parties to that certain lease agreement dated August 16, 1999, as amended by that certain Amendment Number One to Lease dated October 26, 2000, that certain Amendment Number Two to Lease dated June 29, 2001, and that certain Third Amendment dated September 26, 2003 (collectively, the “Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 298,089 rentable square feet (the “Premises”) described as Suites 100, 200, 300, 400, 500, 800, 900, 1000, 1100, 1200, 1300, 1400, 1500, and 1600 on the 1st through 5th floors and the 8th through the 16th floors of the building commonly known as Watergate Office Tower IV located at 2100 Powell Street, Emeryville, California (the “Building”).
     B. In addition, and pursuant to that certain Landlord Consent to Sublease between Landlord, Sublandlord and Subtenant dated ___, ___, Landlord consented to the sublease of 23,222 rentable square feet on the twelfth (12th) floor by Sublandlord to Subtenant (the “Original Sublet Premises”).
     C. Sublandlord and Subtenant have entered into that certain First Amendment to Sublease agreement dated ___2006, a copy of which is attached hereto as Exhibit A (the “First Amendment to Sublease”) pursuant to which Sublandlord has agreed to sublease to Subtenant additional space containing approximately 14,072 rentable square feet on the third (3rd) floor of the Building, as shown on Exhibit A to the First Amendment to Sublease (the “First Amendment Additional Sublet Premises”) constituting a part of the Premises.
     D. Sublandlord and Subtenant have requested Landlord’s consent to the First Amendment to Sublease.
     E. Landlord has agreed to give such consent upon the terms and conditions contained in this Consent Agreement.
     NOW THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the First Amendment to Sublease subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublandlord and Subtenant:

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     1. First Amendment to Sublease Agreement. Sublandlord and Subtenant hereby represent that a true and complete copy of the First Amendment to Sublease is attached hereto and made a part hereof as Exhibit A, and Sublandlord and Subtenant agree that the Sublease shall not be further modified without Landlord’s prior written consent, which consent shall not be unreasonably withheld.
     2. Representations. Sublandlord hereby represents and warrants that Sublandlord (i) has full power and authority to sublease the First Amendment Additional Sublet Premises to Subtenant, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and (iii) has full power and authority to enter into the First Amendment to Sublease and this Consent Agreement. Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the First Amendment to Sublease and this Consent Agreement and Subtenant is validly formed as a corporation in good standing and authorized to do business under the laws of the State of California.
     3. Indemnity and Insurance. Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the Sublandlord under the Lease with respect to the First Amendment Additional Sublet Premises, provided that the foregoing shall not be construed as relieving or releasing Sublandlord from any such obligations.
     4. No Release. Nothing contained in the First Amendment to Sublease or this Consent Agreement shall be construed as relieving or releasing Sublandlord from any of its obligations under the Lease, it being expressly understood and agreed that Sublandlord shall remain liable for such obligations notwithstanding anything contained in the First Amendment to Sublease or this Consent Agreement or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. Sublandlord shall be responsible for the collection of all rent due it from Subtenant, and for the performance of all the other terms and conditions of the First Amendment to Sublease, it being understood that Landlord is not a party to the First Amendment to Sublease and, notwithstanding anything to the contrary contained in the First Amendment to Sublease, is not bound by any terms, provisions, representations or warranties contained in the First Amendment to Sublease and is not obligated to Sublandlord or Subtenant for any of the duties and obligations contained therein.
     5. Administrative Fee. Upon Sublandlord’s execution and delivery of this Consent Agreement, Sublandlord shall pay to Landlord the sum of $1,000.00 in consideration for Landlord’s review of the First Amendment to Sublease and the preparation and delivery of this Consent Agreement.
     6. No Transfer. Subtenant shall not further sublease the First Amendment Additional Sublet Premises, assign its interest as the Subtenant under the Sublease, and the First Amendment to Sublease, or otherwise transfer its interest in the First Amendment Additional Sublet Premises, the Sublease or the First Amendment to Sublease to any person or entity without the written consent of Landlord and Sublandlord (as to Sublandlord, to the extent required under the Sublease and the First Amendment to Sublease), which consent Landlord may withhold in accordance with the terms of the Lease and Sublandlord may withhold in accordance with the Sublease and the First Amendment to Sublease.
     7. Lease. The parties agree that the First Amendment to Sublease is subject and subordinate to the terms of the Lease. Notwithstanding anything to the contrary contained in the First Amendment to Sublease, in no event shall the First Amendment to Sublease or this Consent Agreement be construed as granting or conferring upon the Sublandlord or the

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Subtenant any greater rights than those contained in the Lease (including, without limitation, any rights with respect to parking privileges and/or the use of any amenities, including, without limitation, any fitness facility) nor shall there be any diminution of the rights and privileges of the Landlord under the Lease, nor shall the Lease be deemed modified in any respect. Without limiting the scope of the preceding sentence, any construction or alterations performed in or to the First Amendment Additional Sublet Premises (including, without limitation, any improvements described in the First Amendment to Sublease), shall be performed with Landlord’s prior written approval and in accordance with the terms and conditions of the Lease. It is hereby acknowledged and agreed that any provisions in the First Amendment to Sublease which limit the manner in which Sublandlord may amend the Lease are binding only upon Sublandlord and Subtenant as between such parties. Landlord shall not be bound in any manner by such provisions and may rely upon Sublandlord’s execution of any agreements amending or terminating the Lease subsequent to the date hereof notwithstanding any contrary provisions in the Sublease and the First Amendment to Sublease.
     8. Parking and Services. Any parking rights granted to Subtenant pursuant to the First Amendment to Sublease shall be satisfied out of the parking rights, if any, granted to Sublandlord under the Lease. Sublandlord hereby authorizes Subtenant, as agent for Sublandlord, to obtain services and materials for or related to the First Amendment Additional Sublet Premises, and Sublandlord agrees to pay for such services and materials as additional Rent under the Lease upon written demand from Landlord. However, as a convenience to Sublandlord, Landlord may bill Subtenant directly for such services and materials, or any portion thereof, in which event Subtenant shall pay for the services and materials so billed upon written demand, provided that such billing shall not relieve Sublandlord from its primary obligation to pay for such services and materials.
     9. Attornment. If the Lease or Sublandlord’s right to possession thereunder terminates for any reason prior to expiration of the Sublease, Subtenant agrees, at the election of Landlord, to attorn to Landlord upon the then executory terms and conditions of the Sublease and the First Amendment to Sublease for the remainder of the term of the Sublease. In the event of any such election by Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Sublandlord more than one month in advance, or any security deposit paid by Subtenant to Sublandlord, unless same has been transferred to Landlord by Sublandlord; (b) liable for any act or omission of Sublandlord under the Lease and the First Amendment to Sublease or any other agreement between Sublandlord and Subtenant or for any default of Sublandlord under any such documents which occurred prior to the effective date of the attornment; (c) subject to any defenses or offsets that Subtenant may have against Sublandlord which arose prior to the effective date of the attornment; (d) bound by any changes or modifications made to the Sublease and the First Amendment to Sublease without the written consent of Landlord, (e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the First Amendment Additional Sublet Premises which Sublandlord agreed would be transferred to Subtenant or which Sublandlord agreed could be used by the Subtenant during the term of the Sublease, or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Sublandlord to Subtenant under the Sublease and the First Amendment to Sublease. If Landlord does not elect to have Subtenant attorn to Landlord as described above, the Sublease and the First Amendment to Sublease and all rights of Subtenant in the First Amendment Additional Sublet Premises shall terminate upon the date of termination of the Lease or Sublandlord’s right to possession thereunder. The terms of this Section 9 supercede any contrary provisions in the Sublease and the First Amendment to Sublease

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     10. Payments Under the Sublease. If at any time Sublandlord is in default under the terms of the Lease, Landlord shall have the right to contact Subtenant and require Subtenant to pay all rent due under the Sublease and the First Amendment to Sublease directly to Landlord until such time as Sublandlord has cured such default. Subtenant agrees to pay such sums directly to Landlord if requested by Landlord, and Sublandlord agrees that any such sums paid by Subtenant shall be deemed applied against any sums owed by Subtenant under the Sublease and the First Amendment to Sublease. Any such sums received by Landlord from Subtenant shall be received by Landlord on behalf of Sublandlord and shall be applied by Landlord to any sums past due under the Lease, in such order of priority as required under the Lease or, if the Lease is silent in such regard, then in such order of priority as Landlord deems appropriate. The receipt of such funds by Landlord shall in no manner be deemed to create a direct lease or sublease between Landlord and Subtenant. If Subtenant fails to deliver its Sublease and/or the First Amendment to Sublease payments directly to Landlord as required herein following receipt of written notice from Landlord as described above, then Landlord shall have the right to remove any signage of Subtenant, at Subtenant’s cost, located outside the Premises or in the Building lobby or elsewhere in the Building and to pursue any other rights or remedies available to Landlord at law or in equity.
     11. Excess Rent. If Landlord is entitled to any excess rent (defined below) from Sublandlord pursuant to the terms of the Lease, then, in addition to all rent otherwise payable by Sublandlord to Landlord under the Lease, Sublandlord shall also pay to Landlord 90% of the excess rent in accordance with Section 21.B of the Lease. Landlord’s share of excess rent for any period during the term of the Sublease which is for less than one month shall be a pro rata portion of the monthly installment due hereunder. As used herein, the “excess rent” shall be deemed to mean bonus rent as described in Section 21.B of the Lease. Landlord’s failure to bill Sublandlord for, or to otherwise collect, such sums shall in no manner be deemed a waiver by Landlord of its right to collect such sums in accordance with the Lease.
     12. Sublandlord Notice Address. If Sublandlord is subleasing the entire Premises or otherwise vacating the Premises, Sublandlord’s new address for notices to Sublandlord under the Lease shall be as follows:                                          , Attention                                          ; and if no address is filled in at the preceding blank (or if a post office box address is used for the preceding blank), then Landlord may continue to send notices to Sublandlord at the address(es) provided in, and in accordance with the terms of, the Lease.
     13. Authority. Each signatory of this Consent Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
     14. Counterparts. This Consent Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

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     IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Consent Agreement as of the date set forth above.
     LANDLORD:
CA-WATERGATE TOWER IV LIMITED PARTNERSHIP, a Delaware limited partnership
By: EOM GP, L.L.C., a Delaware limited liability company, its general partner
By: Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:

Name:

Title:

SUBLANDLORD:

ORACLE USA, INC., a Colorado corporation

By:

Name:

Title:

SUBTENANT:

ONYX PHARMACEUTICALS, INC., a Delaware corporation

By:

Name:

Title:

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EXHIBIT A
FIRST AMENDMENT TO SUBLEASE

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